Exhibit 107

FILING FEE TABLE

FORM S-8

(Form Type)

Kamada Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Securities Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value NIS 1.00(3)	Other	1,400,000	$4.58	$6,412,000	0.0000927	$594.39
Total Offering Amounts					$6,412,000		$594.39
Total Fee Offsets							N/A
Net Fee Due							$594.39

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional ordinary shares, par value NIS 1.00 per share, of the Registrant (the “Ordinary Shares”) that may be offered or issued pursuant to the Registrant’s 2011 Israeli Share Award Plan (formerly known as the 2011 Israeli Share Option Plan) and Kamada Ltd. 2011 Israeli Share Award Plan Appendix – U.S. Taxpayer (together, the “2011 Plan”), by reason of any share split, share dividend or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices ($4.61 and $4.55 of the Ordinary Shares as quoted on the Nasdaq Global Select Market on June 24, 2022.

(3)	Represents additional Ordinary Shares issuable under awards that may be granted in the future under the 2011 Plan.